Exhibit 99.2

Prospect Capital Declares its 72nd, 73rd, and 74th Consecutive Cash Distributions to Shareholders, Exceeding $1.2 Billion in Cumulative Distributions to Shareholders Since 2004

NEW YORK – (Marketwired) – February 3, 2014 – Prospect Capital Corporation (NASDAQ: PSEC, “Prospect”) announced today that Prospect has declared monthly cash distributions to shareholders in the following amounts and with the following record and payment dates:

11.0475 cents per share for July 2014 (record date of July 31, 2014 and payment date of August 21, 2014);

11.0500 cents per share for August 2014 (record date of August 29, 2014 and payment date of September 18, 2014); and

11.0525 cents per share for September 2014 (record date of September 30, 2014 and payment date of October 22, 2014).

These distributions mark Prospect’s 72nd, 73rd, and 74th consecutive cash distributions to shareholders.

Prospect’s closing stock price of $10.87 as of January 31, 2014 delivers to shareholders a current dividend yield of 12.2%.

Prospect has generated cumulative net investment income in excess of cumulative dividends to shareholders in the recently completed June 2013 fiscal year and since Prospect’s initial public offering 10 years ago. For Prospect’s 2013 fiscal year, Prospect’s net investment income in excess of dividends to shareholders was $53.4 million and 26 cents per share. For the six months ended December 31, 2013, distributions were in excess of NII by $8.8 million and $0.03 per share, distributing some of the excess which was built up in the previous two fiscal years.

Based on past distributions and assuming its current share count for upcoming distributions, Prospect since inception through its September 2014 distribution will have distributed more than $12.93 per share to original shareholders and over $1.2 billion in cumulative distributions to all shareholders.

Prospect expects to declare its October, November, and December 2014 distributions in May 2014.

ABOUT PROSPECT CAPITAL CORPORATION

Prospect Capital Corporation (www.prospectstreet.com) is a business development company that focuses on lending to and investing in private businesses. Our investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.

We have elected to be treated as a business development company under the Investment Company Act of 1940 (“1940 Act”). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state rules and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to us could have an adverse effect on us and our shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, whose safe harbor for forward-looking statements does not apply to business development companies. Any such statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under our control, and that we may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from any forward-looking statements. Such statements speak only as of the time when made, and we undertake no obligation to update any such statement now or in the future.

For additional information, contact:

Grier Eliasek, President and Chief Operating Officer
grier@prospectstreet.com
Telephone (212) 448-0702

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